Exhibit 10.3(a)
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SUPPLEMENTAL AGREEMENT
This SUPPLEMENTAL AGREEMENT (this “Agreement”), dated as of June 8, 2018, is entered into by and among Diversus, Inc., a Delaware corporation (“Diversus”), Positive Physicians Holdings, Inc. a Pennsylvania corporation (the “Company”), Positive Physicians Insurance Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PPIX”), Physician’s Insurance Program Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PIPE”), and Professional Casualty Association, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PCA”, and collectively with PPIX and PIPE, or each individually as the context requires, the “Exchanges”), and Insurance Capital Group, LLC (the “Standby Purchaser”).
W I T N E S S E T H:
WHEREAS, the Exchanges, Diversus and the Standby Purchaser have entered into a Standby Purchase Agreement of even date herewith (the “Standby Agreement”); and
WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Standby Agreement; and
WHEREAS, the Standby Agreement relates to a plan to finance and effectuate the Conversions of the Exchanges into stock form; and
WHEREAS, Diversus owns the attorneys-in-fact and has certain interests in the transactions contemplated by the Standby Agreement; and
WHEREAS, the parties are entering into this Agreement to evidence Diversus’ rights and obligations concerning the transactions contemplated by the Standby Agreement.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:
Section 1.     Diversus’ Agreements Relating to the Conversion.
(a)     Diversus agrees to execute and deliver the Diversus Management Agreement and the Merger Option Agreement at the Closing and to cause Diversus Management, Inc. to execute and deliver the Management Agreement at the Closing.
(b)     Diversus agrees to use good faith efforts to negotiate the terms of the Assumption of Debt Agreement and the Loan Agreement, provided (i) that the terms of the debt of Diversus to its lenders that remains as an obligation of Diversus after giving effect to the terms of the Assumption of Debt Agreement are acceptable to Diversus in its reasonable discretion, and (ii) the terms of the Loan Agreement are acceptable to Diversus in its sole discretion.
(c)     Diversus agrees to use commercially reasonable efforts to negotiate the Intercreditor Agreement and, provided such Intercreditor Agreement is successfully negotiated, to enter into at the Closing.

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Section 2.    Amendments to the Standby Agreement. Without Diversus’ prior written consent and agreement, which such consent or agreement shall not be unreasonably withheld or delayed,
(a)    no changes may be made to the form or terms of the Diversus Management Agreement or the Merger Option Agreement; and
(b)    no amendments or changes may be made to the Standby Agreement that would (i) alter the terms of the Plans of Conversion, (ii) change the identity of the Standby Purchaser, or (iii) terminate the Standby Agreement other than pursuant to its self-operative terms.
Section 3.    Termination Rights.
(a)    This Agreement will terminate automatically upon the termination of the Standby Agreement pursuant to its terms, subject to Section 2(b)(iii) hereof. In addition, Diversus shall have the right to terminate this Agreement prior to Closing if agreement is not reached on the terms of the Assumption of Debt Agreement, the Loan Agreement, or the Intercreditor Agreement so long as Diversus shall have complied with its obligations to negotiate the terms thereof pursuant to Section 1(b) hereof.
(b)    Diversus shall have the right to terminate this Agreement and to decline to execute and deliver the agreements referenced in Section 1 hereof if, at any time prior to Superior Proposal Termination End Date, Diversus has determined to accept a “Superior Proposal” (as defined below, not as defined in the Standby Agreement), provided that substantially concurrently with, and in any event the same day of, such termination, Diversus enters into definitive documentation in connection with the Superior Proposal.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Diversus shall not be entitled to terminate this Agreement pursuant to Section 3(b), unless (x) Diversus shall have provided to the Standby Purchaser ten (10) Business Days’ (the “Notice Period”) prior written notice (the “Superior Proposal Notice”) advising the Standby Purchaser that Diversus intends to so terminate this Agreement (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Person who has made such Superior Proposal) and providing to the Standby Purchaser a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments, fee letters and other transaction documents relating to the Superior Proposal) or, if no such agreement, draft commitments, letters or documents exist, a written summary of the material terms and conditions of such Superior Proposal and (y):
(i)    during the Notice Period, if requested by the Standby Purchaser, Diversus shall have engaged in good faith negotiations with the Standby Purchaser regarding improvements to the terms of this Agreement or any other agreement or proposal intended to cause such proposal for an “Alternative Transaction” (defined below) or Conversion Financing Proposal to no longer constitute a Superior Proposal; and
(ii)    Diversus’ board of directors shall have considered any improvements proposed in writing by the Standby Purchaser (the “Proposed Changed Terms”) no later than

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11:59 p.m., Eastern time, on the last day of the Notice Period and shall all have determined in good faith that (x) the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and (y) the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with the Diversus Board’s fiduciary duties to its stockholders under applicable Law.
(d)    The parties acknowledge and agree that,
(i)     if the Standby Purchaser makes Proposed Changed Terms during the Notice Period (or such shorter period as is specified in this Section 13(d) below) that, as determined in good faith by the Diversus Board, results in the applicable Conversion Financing Proposal no longer being a Superior Proposal, then Diversus shall have no right to terminate this Agreement pursuant to Section 3(b) as a result of such Conversion Financing Proposal or proposal for an Alternative Transaction (on such terms), and
(ii)      any (1) revisions to the financial terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to a Conversion Financing Proposal that the Diversus Board pursuant to this Section 3(c) had determined no longer constitutes a Superior Proposal, shall constitute a new Conversion Financing Proposal and shall in each case require Diversus to deliver to the Standby Purchaser a new Superior Proposal Notice and comply with Section 3(c) and a new Notice Period shall commence thereafter.
(e)    “Superior Proposal” shall mean any bona fide Conversion Financing Proposal or bona fide proposal for an “Alternative Transaction” (as defined below) that the Diversus Board determines in good faith and after considering all the relevant terms of such offer or proposal (including but not limited to the legal, financial and regulatory aspects of such proposal, the identity of the Person making such proposal, whether the financing for such proposal is fully committed and reasonably likely to be obtained and the conditions for completion of such proposal), (1) would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the holders of capital stock of Diversus than the transactions contemplated hereby (after giving effect to all Proposed Changed Terms) and (2) is reasonably expected to be consummated (if accepted).
(f)    “Alternative Transaction” shall mean a transaction involving Diversus other than a Conversion Financing Proposal.
(g)    Shareholder Approval. Notwithstanding anything to the contrary herein or in the Standby Agreement or any other agreement contemplated hereby or thereby, the parties hereto acknowledge and agree that the obligation of Diversus hereunder to consummate the transactions contemplated by this Agreement, the Standby Agreement or any other agreement contemplated by this Agreement or the Standby Agreement (such agreements, the “Transaction Agreements” and such transactions, the “Transactions”) shall be conditioned upon the receipt of the Shareholder Approval (as defined below). Diversus covenants to submit the applicable Transaction Agreements and the Transactions to its shareholders within sixty (60) days after the expiration of the Superior Proposal Termination End Date. If Diversus does not receive the Shareholder Approval prior to (i) if such matters are submitted to a vote of shareholders at a

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meeting thereof called for the purpose of seeking a vote on such matters, the final adjournment of such meeting, or (ii) if such matters are submitted to the shareholders for action by written consent in lieu of a meeting, the earlier of (x) the date, if any, on which Diversus receives written instruments dissenting from such matters such that the Shareholder Approval shall be incapable of being obtained or (y) the close of business on the 30th calendar day following the date on which Diversus first mails any consent solicitation statement or other similar document seeking shareholder action by written consent in lieu of a meeting. Notwithstanding anything to the contrary herein or in the Standby Agreement or any other agreement contemplated hereby or thereby, the parties hereto acknowledge and agree that, solely in the case that Shareholder Approval is not obtained for the transactions contemplated herein and in the Standby Agreement in accordance with the foregoing, Diversus shall have the right to terminate this Agreement without further liability, obligation, cost or penalty and all of the rights of the parties hereto under this Agreement and the Standby Agreement shall thereupon terminate (other than the right of the Standby Purchaser to receive payment of the No-Vote Termination Fee pursuant to and in accordance with Section 13(e) of the Standby Agreement or the full Termination Fee (less the amount of the No-Vote Termination Fee actually paid) in the event that the Exchanges enter into a transaction substantially similar to the transactions contemplated in the Standby Agreement with another party as described in the last sentence of Section 13(e) of the Standby Agreement within twelve (12) months of the termination of this Agreement). For purposes of this Agreement, the term “Shareholder Approval” shall mean, with respect to the approval of the applicable Transaction Agreements and Transactions, the affirmative vote or written consent of the holders of (i) a majority in voting power of the outstanding shares of capital stock of Diversus entitled to vote thereon and (ii) a majority of the outstanding shares of Series A Preferred Stock, par value $0.0001 per share, entitled to vote thereon.
Section 4.    Certain Actions. During the period beginning on the date hereof and continuing until the Superior Proposal Termination End Date, Diversus and its respective Representatives, shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Conversion Financing Proposals from any Person, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more customary confidentiality agreements; provided that Diversus shall promptly (and in any event within twenty-four (24) hours) provide to the Standby Purchaser any non-public information concerning Diversus, that is provided to any Person given such access and which was not previously provided to the Standby Purchaser; and (ii) enter into and maintain discussions or negotiations with respect to Conversion Financing Proposals or Alternative Transactions with any Person or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations or the making of any Conversion Financing Proposal from any third party.
Section 5.    Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e‑mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf

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such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

DIVERSUS, INC.

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: President

POSITIVE PHYSICIANS HOLDINGS, INC.

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: President

POSITIVE PHYSICIANS INSURANCE EXCHANGE

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

PHYSICIAN’S INSURANCE PROGRAM EXCHANGE

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

PROFESSIONAL CASUALTY ASSOCIATION

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

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INSURANCE CAPITAL GROUP, LLC
By:	ICG Management, LLC, its managing member

By:	/s/ Craig A.
Huff
Name: Craig A. Huff
Title: Co-Managing Member

By:	/s/ Matthew T.
Popoli
Name: Matthew T. Popoli
Title: Co-Managing Member